EXHIBIT 10.3

IsoTis		IsoTisOrthoBiologics, Inc.
	OrthoBiologicsTM		2 Goodyear
Irvine, CA 92618
USA
		Tel	(949) 595.8710
		Fax	(949) 595.8711
		www	isotis.com

October 22, 2004

James P. Abraham
4 Jordans Wood Circle
San Antonio, Texas 78248

Dear Jim:

We are pleased to offer you a position with IsoTis OrthoBiologics, Inc., based in Irvine, California.

Your title will be Vice President of Sales reporting to the CEO.  Your employment will begin on October 26, 2004.  You will be part of the IsoTis group Management Team.

As you know, this organization brings a variety of opportunities and challenges that are expected to pay off significantly for everyone with a positive, entrepreneurial attitude who achieves outstanding results.  Our future success depends on the achievement of outstanding individual, division, and corporate results and we feel your contribution will be mutually rewarding.

This letter describes the outlines of you employment and compensation, which will be further and definitely defined in an employment agreement to be finalized and signed by both parties before the end of November 2004.

COMPENSATION

IsoTis offers a five part compensation plan which consists of salary, commission, and stock options.  The following is your plan:

1. Compensation Level #1: $180,000 Annual Base Salary for 2005.

2. Compensation Level #2: 2005 Commission Structure – Bonus potential of $120,000 based on achievement of 100% of US sales forecast as to be defined by the Management Team and Board in determining the 2005 budget before year end.

3. Compensation Level #3: 100,000 stock options granted on November 1, 2004.  Strike price for all options will be set as the 5 days average Closing price of the Company’s stock on the SWX stock exchange preceding the date of acceptance of this offer.  All options granted will vest over 4 years and will be subject to the terms and conditions of the Company’s Stock Option Plan, to be provided under separate cover.

4. Compensation Level #4: You will be eligible to receive a monthly car allowance of $500.00

For the remainder of 2004, your all inclusive compensation will be a salary of US$50,000..

Going forward, and subject to approval by the Board Compensation Committee, we will look at proposals for elective (partial) pay out of bonus for executives (like yourself) in stock or options.  You will participate in annual option grant rounds, if any, for executives of the company, which is at the discretion of the Board.

In addition to the above, you and your dependants will be eligible for executive benefits, which the company generally makes available to its executives.  The Company shall provide at the Company’s expense (i) life insurance (ii) long-term disability, (iii) medical, dental, and vision care insurance for you, your spouse and children.  All benefits provided will be in accordance with the North American Division Employee Handbook.  IsoTis shall waive the 90 waiting period for your medical and dental benefits; as such these benefits will be effective November 1, 2004.  Please see the attached Team Member Benefits Program Summary for a brief description of each of the benefit plans outlined above.

IsoTis OrthoBiologics, Inc is an at-will employer.  In your particular case however, as a Vice President of the Company, we will stipulate in the employment agreement that, after a 90 day waiting period, a reciprocal notice period of 6 months will apply.

As long as your job, with the present size and organization of the company, requires you to travel for 50-60% of your time, you will not be asked to set up your primary residence in or around Irvine.  To achieve the minimum required interaction with the Management Team and various disciplines in the company, we expect you to be in the Irvine Office at least weekly on Monday (all day) and to plan travel as (cost) efficiently as possible.  You can expense up to US$1,500 per month of travel and lodging cost (commuting from San Antonio to Irvine on Sunday, hotel stay in Irvine on Sunday and, if needed, Monday), for a maximum of 2 years.  Should the company or your position change to the extent that travel requirements fall below the threshold of 50-60%, the company will be entitled to and you have expressed your willingness to relocate to Orange County.  At such time, we will reach agreement on a relocation allowance.

You will be required to provide proof of your identity and authorization to work in the United States as required by federal immigration laws.

You will be required to sign a Confidentiality Agreement, as well as the necessary tax and benefit enrolment forms.

As I have discussed with all Team Members, IsoTis policy is that it expects Team Members, both during their employment with IsoTis as well as thereafter, to maintain the confidentiality of IsoTis proprietary information.  Similarly, and for the same reasons, IsoTis expects Team Members to not disclose the proprietary information of their former employers.

This letter sets forth the entire agreement between you and IsoTis, until we will sign the final employment agreement.  Once signed by you, it will become a legally binding contract, and will supersede all prior discussions, promises, and negotiations.

Jim, we appreciate the opportunity to have people like you as part of our Management Team and we look forward to an outstanding future of mutual growth and success.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than October 22, 2004.  I welcome you to IsoTis, and I wish you success in your employment.

Sincerely,

Pieter Wolters
CEO
IsoTis OrthoBiologics

I agree to the terms stated in this letter.

/s/ JAMES P. ABRAHAM	10-23-04

James P. Abraham	Date